Exhibit 24.1
Power of Attorney

Each director and/or officer of The Laclede Group, Inc. whose signature appears below appoints S. Sitherwood, M. D. Waltermire, M. C. Darrell and M. C. Kullman and each of them severally, his or her true and lawful attorney-in-fact and agent to execute in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to the registration statement on Form S-8, Registration No. 333-157367 for The Laclede Group, Inc. Restricted Stock Plan for Non-Employee Directors and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.
SIGNATURES

Name	Title	Date

/s/S. Sitherwood	President and Director	January 26, 2012
(S. Sitherwood)

/s/M. D. Waltermire	Chief Financial Officer	January 26, 2012
(M. D. Waltermire)

/s/A. W. Donald	Director	January 26, 2012
(A. W. Donald)

/s/ E. L. Glotzbach	Director	January 26, 2012
(E. L. Glotzbach)

/s/A. V. Leness	Director	January 26, 2012
(A. V. Leness)

/s/W. S. Maritz	Director	January 26, 2012
(W. S. Maritz)

/s/W. E. Nasser	Director	January 26, 2012
(W. E. Nasser)

/s/B. D. Newberry	Director	January 26, 2012
(B. D. Newberry)

/s/J. P. Stupp, Jr.	Director	January 26, 2012
(J. P. Stupp, Jr.)

/s/M. A. Van Lokeren	Director	January 26, 2012
(M. A. Van Lokeren)